Exhibit 14
Code of Business
Conduct and Ethics

Adopted March 2004

Revised June 2011

Dear Colleague:

I am pleased to share with you Novavax’s Code of Business Conduct and Ethics (the “Code”).

Our Code is more than a set of rules – it is intended to provide a practical guide to help each of us with the difficult decisions we face everyday. It sets out universal principles which should govern the way we conduct business at Novavax, it provides clarity about the expectations at Novavax, and it identifies the other Novavax resources and policies that you can use to support your decision making. There is nothing “new” in this Code – rather it represents a codification of our existing business policies and practices that govern the conduct of all Novavax officers, directors and employees, as well as our expectations for such conduct.  This Code is founded in our Core Values of Respect, Integrity, and Excellence.

Because it is difficult to communicate the totality of our ethics policies, practices and expectations to each employee personally, this Code is meant to help Novavax employees understand how we do business ethically and with full integrity. Further, this Code should assist all of us as we vigilantly protect the Company’s reputation and, just as importantly, ensure our compliance with the rules and regulations that govern Federal government contractors, as well as those pertaining to public companies trading on The Nasdaq Stock Market.

As Novavax employees, we are all trustees of the investments made in Novavax by our shareholders. We owe it to our shareholders to ensure that Novavax is successful and that its reputation stays strong and unblemished. This Code is a crucial part of our success, our reputation and our future. You have been and will continue to be asked to sign annual acknowledgements of your commitment to this code and to the Company’s policy on Insider Trading. You should know that I sign this document each year, as do all the members of the Management Committee. So, please read the Code carefully, keep it handy for easy reference, and feel free to ask any questions that you may have.

Please remember that Novavax’s reputation is in our hands, everyday.

/s/ Stanley C. Erck

Stanley C. Erck,
President and CEO

CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

1. OBJECT AND SCOPE OF THIS CODE	1

2. OUR CORE VALUES	3

3. OUR BUSINESS PRACTICES	4

What You Can Do If You Have A Concern About Business Practices	5
Our Reporting and Non-Retaliation Policy	7
Our Principles	8

4. CONFLICTS OF INTEREST	9

In General	9
Receiving Gifts	10
Related Party Transactions	11
Outside Directorships	11
Director Transactions	11
Corporate Opportunities	12
Organizational Conflicts of Interest	12
Disclosure of Actual and Potential Conflicts	12

5. CONFIDENTIAL INFORMATION	14

In General	14
Third-Party Confidential Information	15

6. USE OF COMPANY ASSETS	16

7. INVENTIONS AND INTELLECTUAL PROPERTY	18

8. INSIDER TRADING	19

What Are the Limitations on Trading?	19
What is “Material Non-Public Information”?	19
Additional Requirements for “Insiders”	20

9. POLITICAL AND GOVERNMENT ACTIVITIES	22

Political Activities	22
Government Relations and Lobbying	22

10. PERSONAL CONDUCT	22

Equal Employment Opportunity	23
No Discrimination	23
No Harassment	23
Disability Accommodations	24
Safe Workplace	24
Drug-Free Workplace	25
Human Trafficking	25

11. FAIR COMPETITION	26

Sales and Marketing Practices	27
Competitive Information	28

12. ENVIRONMENT, HEALTH AND SAFETY	29

13. COMPLIANCE WITH LAWS	30

Bribes	30
Gratuities	30
Kickbacks	31
Prohibited Payment to Foreign Officials	31
Revolving Door – Discussing Employment with Government Employees	31
Procurement Information	32
Commissions, Percentages and Contingent Fees	32
Products	32
Classified Materials and Facilities	33
Export Laws	33
Boycott Requests	33

14. ACCURACY OF BOOKS, RECORDS AND ACCOUNTS	34

Record and Integrity	34
Accurate Billing Practices	34
Accurate Information for Investors	34

15. DISCLOSURE POLICIES AND COMMUNICATION WITH OUTSIDE PARTIES	36

Media and Investment Community	37
Our Investors	37

16. ADMINISTRATION OF THIS CODE	38

Distribution, Availability and Revisions	38
Approvals and Waivers	38
Signature and Acknowledgement	38
Ongoing Review of Compliance	39
Investigations and Disciplinary Actions	39
Important Disclaimers	41

17. NOVAVAX PERSONAL PLEDGE	42

1. Object and Scope of this Code

Novavax (or the “Company”) has a strong commitment to business ethics, and we believe that the Company and every employee must conduct their affairs with honesty, integrity and respect, and in compliance with all applicable laws. Our reputation for integrity and excellence, particularly in today’s business environment, requires careful observance of the spirit and letter of all applicable laws, as well as scrupulous regard for the highest standards of conduct and personal integrity.

The purpose of this Code is to ensure that Novavax has in place a system to focus attention throughout the Company on the obligation of ethical conduct. The policies and practices set forth herein are designed to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, regulatory agencies and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code or applicable law to the appropriate person;

•	open communication and dealings with third parties; and

•	accountability for adherence to the Code.

We believe that all of you intend and know how to act honestly and will choose to do so when the illegality or unethical nature of your conduct is clear. However, the business world increasingly presents situations in which it is more difficult to decide, without guidance, what conduct is unethical or illegal. This Code is intended to help you identify such situations. Further, Novavax is a contractor with the U.S. Government (“Government”) and working for the Government involves a special trust. Contracting with the Government involves many prohibitions that do not exist in commercial contracting, and violation of these special government contracting rules could lead to severe consequences and penalties not only for the employee but also for the Company as a whole. This Code will alert you to those prohibitions.

The Code applies to all directors, officers and employees of Novavax and any of our subsidiaries.  Ignorance of the Code will not excuse any employee from its requirements.

All employees will have access to this Code and must use the Code as a general guideline for behavior. You are responsible for reading, reviewing and understanding the policies and procedures set forth in this Code, and can obtain advice from or ask questions of your direct supervisor, or a member of our Human Resources Department.

In addition, Novavax will make the Code publicly available by posting it on the Company’s Internet and intranet sites.

The Code provides a broad statement of certain key policies and procedures regarding business conduct and ethics and conducting business in a legally and ethically appropriate manner. The Code cannot, and is not intended to, anticipate or address every possible situation, cover every topic in detail, or answer every question. You must rely on your good sense and judgment of what is right, including a sense of when it is appropriate to seek guidance from others.

As noted above, if a situation develops for which an employee seeks guidance, the employee should speak with his or her direct supervisor or a member of our Human Resources department. Employees should also refer to Novavax’s Insider Trading Policy and Novavax’s Employee Handbook, which includes more detailed information regarding the Company’s proprietary information, use of Company property, internet usage and similar policies, copies of which can be obtained from the Human Resources department or on the Company intranet.

Note, too, that the Code does not necessarily take into account all local laws or requirements. Where more restrictive local laws or requirements exist, those take precedence. Employees worldwide are expected to comply with all laws and Novavax business policies in the country and area in which they are conducting Company business.

The Code is not an express or implied contract of employment and does not create contractual rights of any kind between Novavax and any employee. In addition, you should understand that this Code does not modify your employment relationship, whether at will or governed by contract, with Novavax.

Finally, it is essential that you keep an eye out for possible violations of this Code – whether they occur in dealings with the government or the private sector, are intentional or due to someone’s inadvertent conduct. Noncompliance with the policies and practices set forth in this Code and applicable laws can result in serious consequences, both to Novavax and our employees, including civil and criminal penalties and adverse employment actions.

Employees who have questions regarding possible violations or who wish to report suspect activities should contact their direct supervisor or a member of our Human Resources department. See also “What You Can Do If You Have A Concern About Business Practices” on page 5.

2. Our Core Values

These are the fundamental values on which we guide our business:

3. Our Business Practices

These are the practices and procedures we use everyday to apply our Core Values. Where we look to exhibit these Core Values in everything we do, how we perform certain business practices is a greater demonstration of the highlighted Core Value:

What You Can Do If You Have A Concern About Business Practices

Novavax is committed to creating a workplace conducive to the open discussion of its business practices. If you have a general question about business practices, there are a number of different resources you can go to for advice. The diagram below outlines your options. Please feel free to go to the resource that you are most comfortable with, but keep in mind that your best resource is often your immediate supervisor or manager.

Our experience has shown that when employees deal openly and directly with supervisors, the work environment is improved, communications can be clear, and attitudes can be positive. We believe that Novavax amply demonstrates its commitment to employees by responding effectively to employee concerns.

Novavax is also committed to openness in all forms of reporting and providing a workplace free from fear of retribution and retaliation. If any employee knows, reasonably believes or has genuine suspicions regarding any legal violation in work-related issues, or breaches of the principles and standards set forth in this Code, the employee must report them immediately to his or her direct supervisor, Human Resources, or the appropriate Novavax Compliance Official (discussed below), so that we can take any necessary action. If you believe that the supervisor to whom you report is implicated in the violation or potential violation, or you believe that the supervisor to whom you reported the violation or potential violation has not taken appropriate action, you should report such matter directly to one of our Compliance Officials.

Novavax has designated three (3) Compliance Officials for administering to the Company’s reporting and non-retaliation policy. Each Compliance Official is responsible for collecting, reviewing, processing and resolving concerns and reports by employees and others. Employees are encouraged to discuss issues and concerns of the type covered by this policy with their supervisor or manager, who in turn is responsible for informing the appropriate Compliance Official. Again, if the employee prefers not to discuss these sensitive matters with his or her own supervisor or manager, the employee may go directly to Human Resources or appropriate Compliance Official, who will refer complaints submitted, as he or she determines appropriate or required, to the Board of Directors (“Board”) or an appropriate committee of the Board, including the Audit Committee.

Our Compliance Officials are:

Michael McManus, Chairman of the Audit Committee;

Stanley C. Erck, President and Chief Executive Officer; and

Jill Hoyt, Executive Director, HR and Administration.

Concerns about improprieties and wrongdoing involving our Insider Trading Policy and matters involving the Securities and Exchange Commission (“SEC”) should be reported directly to our Chief Financial Officer (“CFO”). Concerns about Human Resources related policies, procedures or regulations or matters regarding personal conduct should be brought to the immediate attention of the Chief Executive Officer (“CEO”).  Suspected Code violations that relate to financial statement disclosures or accounting, internal control or auditing matters, should be reported directly to the Chairman of the Audit Committee of our Board.

If an employee feels uncomfortable speaking with any of the above resources for any reason, Novavax’s Audit Committee has established a “Whistleblower” procedure by which confidential complaints may be raised anonymously. Complaints submitted through this confidential process will be presented to the Chairman of the Audit Committee if they involve the Company’s accounting, auditing and internal controls and disclosure practices, or our Board for other non-financial related matters. Anyone may utilize this confidential and anonymous process either to raise new concerns or complaints or if they feel that a concern or complaint previously raised has not been appropriately handled.

In order to make a confidential, anonymous report or complaint, an employee may use our toll-free telephone hotline – at 1-800-591-1044 – which may be dialed into without revealing any caller identification information. The telephone hotline is operational 24 hours a day, seven days a week, and is staffed by employees of a third-party provider who will take reports directly from the employee. Complaints and reports submitted through this procedure will be collected on a daily basis and presented to the Chairman of our Audit Committee. Complaints regarding the Company’s financial statement disclosures or accounting, internal control or auditing matters may be reported to the Audit Committee as deemed necessary by its Chairman.

Our Reporting and Non-Retaliation Policy

Novavax wants every employee to feel comfortable raising business practice, ethical and legal issues internally. The Company will listen to all issues raised and respond to all questions asked. Novavax strictly prohibits reprisals or retaliation against anyone who raises a business practice, ethical or legal issue or cooperates in the investigation of such an issue.

Novavax will make appropriate efforts to protect the confidentiality of those who raise good faith concerns. As noted above, the Company will not criticize or retaliate, and will not permit criticism or retaliation by any party, against any individual who speaks up. It is our policy to comply with all applicable laws that protect employees from unlawful discrimination or retaliation as a result of their lawfully reporting information regarding, or their participating in investigations involving, potential or actual corporate fraud or other violations by Novavax or its employees of federal, state, local or foreign laws.

Specifically, Novavax’s policy prevents any employee from being subject to disciplinary or retaliatory action as a result of the employee’s:

•	reporting violations or potential violations of this Code, other Company policies and procedures, or applicable law that the employee reasonably believes to have occurred;

•
making complaints regarding accounting, internal accounting controls or auditing matters or voicing concerns regarding questionable accounting or auditing matters that the employee reasonably believes to have occurred;

•
disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation or possible violation of foreign, federal, state or local law or regulation; or

•
providing or causing information to be provided, filing or causing to be filed, testifying, participating in a proceeding filed or about to be filed, or otherwise assisting in an investigation or proceeding regarding any conduct that the employee reasonably believes involves a violation of this Code or applicable law, including criminal laws regarding securities law violations or fraud, any rule or regulation of the Securities and Exchange Commission (“SEC”) or any provision of law relating to fraud against shareholders.

Novavax will treat any attempt by one employee to prevent another employee from raising concerns or retaliating against the reporting employee for doing so as a serious disciplinary offense.

If any employee believes that he or she has been subject to any action that violates this policy, the employee may file a complaint with his or her supervisor, the Executive Director of Human Resources, or one of the Compliance Officials. If it is determined that an employee has experienced any improper employment action in violation of this policy, such employee will be entitled to prompt appropriate corrective action.

Please note that Novavax employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by this policy, and may be subject to disciplinary action, including termination of employment.

Do not be afraid that your question, concern or issue may not be valid. When it comes to business practices, ethical issues or legal issues, there is no such thing as a dumb question. Use the individuals identified in this Code to ask a question, get clarification, report a suspected violation, or voice a concern. It is important that any potential problem or concern be reviewed as soon as possible to prevent serious issues from developing.

Question:  If I do raise a business conduct or ethics issue, will I get in trouble?

Answer:  No - as long as you honestly have a concern or issue, you will not be reprimanded or disciplined for raising an issue. Quite the contrary, as a Novavax employee you have an obligation to question situations with which you are uncomfortable and seek assistance.

Our Principles

The key principles found in Novavax’s Code of Business Conduct and Ethics are:

We will avoid any possible conflict of interest, or the appearance of a conflict of interest, between our personal interests and our responsibility to Novavax.

We will maintain the confidentiality, privacy and security of information entrusted to us in accordance with legal and ethical obligations.

We will use Company assets for the legitimate purposes of Novavax’s business.

We will constantly seek to create innovations in our business and notify Novavax when we may have developed something new.

We will not trade Novavax shares nor advise or inform others to trade in Novavax shares when in possession of material non-public information.

We will not seek to influence any political or governmental process in an inappropriate manner.

We will show genuine concern and respect for other people and treat one another with understanding and appreciation. It is quite acceptable to disagree with a fellow employee, however, it must be done respectfully and constructively.

We will value the diversity of our talented workforce and encourage diversity of thoughts, ideas and opinions.

We will uphold the ideals of free and competitive enterprise in order to conserve and enhance shareholder value.

We will conduct sales and marketing activities in accordance with Novavax’s Core Values, policies and the law.

We will not collect information on our competitors through inappropriate means.

We will operate our business in a safe and healthy manner, we will respect the environment, and we will use our natural resources responsibly.

We will comply with all applicable laws and regulations in the jurisdictions in which we operate.

We will reflect our business accurately in our records.

We will protect the Company’s reputation by allowing only the Company’s designated individuals to deal with inquiries from the media and investors.

4. Conflicts of Interest

Standard:  We will avoid any possible conflict of interest, or the appearance of a conflict of interest, between our personal interests and our responsibility to Novavax.

In General

While Novavax does not wish to infringe on the personal lives of its employees, employees must not have personal activities or relationships, including commercial interests, that conflict or appear to conflict with the interests of the Company. A conflict of interest develops any time an employee faces a choice between what is in his or her personal interest (financial or otherwise) and the interest of the Company. Novavax expects that the interests of the Company will take precedence over an employee’s personal interests and that our employees will act only for the benefit of the Company.

Examples of likely conflicts of interest include:

•
unduly using your influence or position to cause Novavax to employ, engage in a business transaction or enter into a contract with your relatives (including your spouse, parents, grandparents, children, siblings, in-laws or life partner), friends, or a company in which you or your relatives or friends has, directly or indirectly, an interest;

•	using material, non-public Novavax, vendor, customer, partner or competitor information for personal gain (including securities transactions based on such information);

•
serving as a director or advisory board member of any current or likely competitor of Novavax, or accepting such positions with any organization or governmental agency with which we do or may do business;

•	soliciting or receiving any gift in violation of this policy;

•
making or accepting gifts, loans, meals, entertainment or services from or to vendors, customers, partners, competitors or others seeking to do business with Novavax that are not reasonable and of modest value (generally, not exceeding $100), or that do not support the legitimate business interests of the Company;

•
having outside employment that interferes with the employee’s performance, ability to act in Novavax’s best interests, or comply with Company policies, or requires the employee to use confidential information or Company assets, or otherwise creates a conflict or the appearance of impropriety;

•	having more than a modest financial interest in Novavax’s vendors, customers, partners or competitors, whether such entities are public or private; and

•	competing, or preparing to compete, with the Company while still employed by the Company.

It is not possible to list all conflicts of interests and, therefore, employees should use the above list and accompanying discussion merely as a guide. Ultimately, it is the responsibility of each individual to avoid any situation that is or could appear to present a conflict of interest.  In general, if you have any questions or doubts as to whether any situation gives rise to a conflict of interest, you should consult with any of the resources described beginning at Page 4.

Receiving Gifts

Neither you nor any member of your family may solicit or receive from vendors, suppliers, customers, distributors, or anyone else doing business, or seeking to do business, with Novavax, money or a gift that could influence or give the appearance of influencing Novavax’s business relationship with that entity. You may accept a gift of nominal value when it is customarily offered to others in the same relationship with the entity. If you have any question about the propriety of accepting a gift, ask your supervisor or Compliance Official.

Related Party Transactions

You should not enter into a business relationship on behalf of Novavax with any family member (including not only immediate family but other close relatives, step relations, and in-laws) or significant other, or with any business in which such person has a key role. Any dealings with such a related party must be conducted so as to avoid giving preferential treatment. If a related party transaction is proposed, it must be disclosed, and approved, in writing to our Audit Committee or an independent body of our Board.

Outside Directorships

It is a conflict of interest to serve as director of any competitor of Novavax.  You may serve on as director of a vendor, supplier, customer, or other business partner of Novavax only if you first obtain written approval from the CEO.  You may serve as director of a charity or non-profit organization without obtaining such approval.

Director Transactions

In particular, members of our Board have a special responsibility because of their duties to Novavax and our shareholders. Directors are expected to avoid any action, position or interest (including any personal activity, investment or association) that conflicts with an interest of the Company, or gives the appearance of a conflict, and to avoid using their position, power, access to information or other advantage for their own personal benefit, whether to the detriment of Novavax or our constituents.

Novavax will annually solicit information from our directors in order to monitor potential conflicts of interest, and directors are expected to be mindful of their fiduciary duties, including the duty of loyalty, to the Company. Directors must be especially aware of “interested insider transactions” – transactions in which the individual appears on both sides or with respect to which an individual expects to derive a personal benefit, distinct from any benefit that would be derived by Novavax or our shareholders. In addition, an insider may be deemed interested where he or she is controlled by, or obligated or related to, persons or entities that have a material personal financial interest in a particular transaction. If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion, and abstain from voting on the matter.

Directors and executive officers must also be mindful of certain related party transactions and relationships. Our Audit Committee (or other independent body of our Board) will be responsible for approving all transactions or business relationships involving Novavax and any director or executive officer, including any indebtedness of such individuals to the Company and transactions between Novavax and either the director or officer personally, members of their immediate families, or entities in which they have an interest.

When faced with a situation involving an actual or potential conflict of interest, including interested insider transactions, directors, like all employees, are encouraged to seek advice from the Company’s CEO or CFO and refer to the Company’s policies on conflicts of interest and Avoidance of Insider Trading.

Corporate Opportunities

Employees may not divert corporate opportunities to themselves. Generally, an opportunity will be deemed a corporate opportunity if it is in Novavax's line of business, is one that the company is financially able to take, is of present or potential advantage or unique value to Novavax, and is one in which the company has an interest or expectancy. More broadly, opportunities may be deemed corporate opportunities if issues of fairness dictate that Novavax, rather than an employee, should be given the opportunity.

You must disclose all potential corporate opportunities of which you are aware to the company first for evaluation, and may not take away from Novavax any opportunity for financial gain that you find out about because of your position at Novavax or through the use of company property or information. You are also prohibited from using company property, information or position for personal gain or competing with Novavax, as discussed elsewhere in this Code.

Organizational Conflicts of Interest

Our policy is to identify, avoid, or mitigate the effects of any Organizational Conflict of Interest (“OCI”) to ensure compliance with the Federal Acquisition Regulation (“FAR”) and other applicable regulations of any federal agency with which we do business. OCIs arise when, due to other activities, relationships, or contracts, the Company as a Federal contractor may be unable or potentially unable to render impartial assistance or advice to the Government, may be unable to perform their responsibilities in an objective manner, or may have an unfair competitive advantage. To avoid such conflicts, you must disclose any business opportunity, proposal, or contract that contains an OCI provision or that may have the potential to cause an OCI to your direct supervisor or to Human Resources, to allow the Company to determine the best course of action.

Disclosure of Actual and Potential Conflicts

The proper implementation of this policy implies a continuing requirement that all employees make prompt disclosure to their direct supervisor, or Human Resources, of any fact or circumstance that may involve a conflict of interest. All potential conflicts of interest between Novavax and any employee, or an entity affiliated with an employee, must be disclosed and approved in advance by the Board or Audit Committee and, when approved by the Audit Committee, should be promptly disclosed to the entire Board. Waivers of conflicts of interests involving directors or officers require the approval of the Audit Committee. In the event that a waiver is granted, it will be disclosed by the Company in accordance with law.

Question:  My spouse’s company is bidding on a contract with a subsidiary of Novavax. Although I select vendors for projects in my own business unit, I have no decision-making authority in the subsidiary where my spouse’s company is competing on the bid. Do I need to report this?

Answer:  Yes. Even though you may not have direct control over the outcome of the bid, the fact that your spouse has connections to the Company might give the appearance of a conflict of interest.

5. Confidential Information

Standard:  We will maintain the confidentiality, privacy and security of information entrusted to us in accordance with legal and ethical obligations.

In General

Novavax expects all employees to respect and safeguard all confidential and proprietary information of the Company. Confidential information is both sensitive and a valuable asset: you are expected to protect against its unauthorized use and disclosure. Examples of confidential information include but are not limited to:

•     Financial  information and projections
•     Human resource information, including employee files and salary information
•     Formulations and prototypes
•     License and partnering agreements
•     Regulatory plans
•     Production processes and schedules
•     Customer lists and information
•     Business methods
•     Strategic plans and budgets
•     Planned business acquisitions or divestitures
•     Advertising and marketing strategies

•     Quality data
•     Manufacturing processes, techniques and layouts
•     Competitive information held by the Company
•     Market data
•     R&D information, data, proposals & plans
•     Product ideas
•     Inventions & discoveries, whether patentable or not
•     Pre-Clinical R&D information and data
•     Clinical R&D protocols, information and data

All employees must exercise caution not to disclose, either intentionally or inadvertently, confidential information to third parties (including customers, competitors, contractors and suppliers) under any circumstances, unless it is a necessary part of your work responsibilities and the receiving party has a business need to know. If you have a need to share information with others outside of Novavax, you must secure the prior approval of your department head, as well as have a confidentiality agreement signed.

In particular, you should not discuss confidential information in public places such as elevators, hallways, restaurants, airplanes, taxis or any other place where they can be overheard. Be particularly careful when discussing confidential information on wireless technologies (e.g., cell phones, cordless phones or personal digital assistants) and when sending confidential information over the Internet, because it may be intercepted. Employees, especially R&D scientists, should guard against unintended disclosures of confidential information when talking to employees of other companies (i.e., in hallway conversations during scientific conferences). Employees should also endeavor not to read confidential documents in public places, discard such documents where others can retrieve them, or be careless with documents such as by leaving them unattended in conference rooms or at photocopy machines and printers. Keep your computer in a safe place and use a password to limit access to the information stored on it.

Only officials of Novavax with written authorization are permitted to respond to inquiries for Company information from the media, the financial community, investors and others. Written authorization must be signed by the President & CEO. All employees are to promptly refer all such inquiries to the appropriate officials. For guidance, refer to the Disclosures section of this Code.

Every employee may only use such confidential information in furtherance of the Company’s business purposes. Employees will be asked to sign an employee proprietary information agreement as a condition of employment, although the non-disclosure and use obligations apply whether or not the agreement is executed.

If you have a question regarding whether certain information is confidential, material and/or has been adequately disclosed, you should contact the Company’s CFO  and abstain from acting, including trading in Novavax’s common stock or disclosing such information, until you have been informed that the information is not confidential or material, or has been appropriately disclosed.

Further, unintended disclosure of Company confidential information by an employee should be immediately reviewed with your supervisor and the CFO to determine if further action is appropriate.

Employees should also remember that their obligation to protect the Company’s confidential information continues even after their employment with Novavax ends. Employees and former employees who improperly use or disclose confidential information will be subject to disciplinary action and legal action, even if they do not actually benefit from the disclosed information.

Third-Party Confidential Information

We are also often in receipt or possession of the confidential information of other parties, including our vendors, customers, business partners and competitors. Often this information is protected, and its use governed, by confidentiality agreements with those parties. You must treat this information in the same way you treat Novavax’s confidential information.

Remember, however, that the above confidentiality provisions apply to all Company vendor, customer, partner and competitor information, whether or not provided pursuant to the terms of a confidentiality agreement. In particular, the receipt of sensitive business or technical information from competitors carries significant risks, as the Company’s own internal development activities in such areas may be foreclosed. Inappropriate handling of sensitive information from competitors and other third parties can also lead to loss of trust and liability for damages. You therefore should refuse unsolicited third-party confidential information or, if inadvertently received, should return such information unopened to the third party or transfer it to the CFO for appropriate disposition.

6. Use of Company Assets

Standard: We will use Company assets for the legitimate purposes of Novavax’s business.

Novavax provides you with a place to work and with the tools to do your jobs. In return, you are expected to use these assets in a responsible and ethical manner, maintain them with the utmost care and respect, and guard them against waste and abuse. Company property includes:

• Office supplies, including telephones and cell phones • Computers, including software and computer files • Office and laboratory equipment • Facilities • Building access cards	• Confidential information • Communications systems (including voicemail, e-mail, the Internet and the Novavax intranet) • An employee’s time at work and work-product

Every employee must use Novavax’s property and assets for Company business. Of course, occasional or incidental personal use is inevitable and acceptable – you are permitted to use Novavax assets for occasional personal use as long as your use:

•	does not affect your job performance or disrupt others;

•	is truly occasional in nature;

•	does not result in any additional expense to Novavax;

•
does not knowingly access or transmit material containing derogatory, racial, gender or religious comments, sexual content, offensive language, material which would negatively reflect upon Novavax or be likely to offend co-workers, or contents prohibited by law or regulation; and

•	is not used to carry on any form of business activity outside of the course of your duties with Novavax - without Novavax approval.

Overall, employees need to demonstrate a sense of responsibility and not abuse the privilege.

Novavax also believes that every employee is responsible for appropriately securing all Company property within his or her control to prevent its unauthorized use. You must not allow Company property to be used to help carry out illegal or improper activities such as outside employment. Novavax requires a workplace free of harassment and strives to be sensitive to the diversity of its employees. Therefore, the Company also prohibits the use of all computers and communication systems in ways that are disruptive, offensive to others, or harmful to morale. Email is intended as a business tool to provide rapid, efficient and economical communication and sharing of information and/or data, related to business situations. Email is not intended, for example, to conduct “arguments,” attempt to disparage or degrade others, supply or pass along confidential information to those who do not have a business need to know, or display or transmit sexually explicit images, messages or cartoons. Other such misuse includes transmitting ethnic slurs, racial comments, off-color jokes, or anything that may be construed as harassment or showing disrespect for others, or attempting to access files for which an employee has not been authorized. Any suspected incident of improper use or operation, fraud or theft of Novavax property or assets should be reported immediately. Any employee found to be abusing the privilege of Company-facilitated access to electronic media or services including, but not limited to, those outlined in this Code and the Employee Handbook, will be subject to disciplinary action, up to and including termination of employment.

Remember, your personal privacy on the Company’s communications systems is not protected and you should not expect it to be. Novavax reserves the right to access or monitor all of its communication systems (including computers). Remember, too, that all Internet data that is composed, transmitted, or received via our computer communications systems is considered to be part of the official records of Novavax and, as such, is subject to disclosure to law enforcement or other third parties.

When your employment with Novavax ends, it is your responsibility to return all Company property to Novavax.

If you have specific questions regarding the use of Company property, refer to the Company’s Employee Handbook, which includes specific policies regarding Internet usage (Policy # 510), chat rooms (Policy # 509), software licensing (Policy # 509), and Company vehicles and equipment (Policy #505), among others.

Question:  My co-worker uses Company e-mail to arrange her social life. I think this is an inappropriate use of Company assets but she disagrees. Who is right?

Answer:  It depends. If your friend occasionally uses e-mail to contact friends or schedule social events, this is not a violation of policy or an abuse of Novavax resources. However, if her use of e-mail for personal reasons is prolonged and affecting her productivity, it is inappropriate and she should stop.

7. Inventions and Intellectual Property

Standard:  We will constantly seek to create innovations in our business and notify Novavax when we may have developed something new.

One of Novavax’s most valuable assets is its intellectual property – patents, trade secrets, trademarks, copyrights and other proprietary information. It is Novavax’s policy to establish, protect, maintain and defend its rights in all commercially significant intellectual property and to use those rights in responsible ways. All employees must take steps to safeguard these assets.

Intellectual property rights consist of the following:

•
Patents – protect inventions by permitting inventors to exclude or prevent others from making, using or selling their inventions. Employees should report the unauthorized use of the Company’s patents and notify the Company if they have an invention that needs patent protection.

•
Copyrights – protect works of original authorship such as articles, drawings, photographs, video, music, audiotapes and software. Generally, copyrights prohibit others from copying or downloading the works without consent. Employees should ensure that other parties’ use of Novavax’s copyrights is only pursuant to the proper authorization.

•
Trademarks and service marks – protect words, names and symbols that help consumers recognize a product or service and distinguish it from those of competitors. The use of Novavax’s trademarks and service marks must be properly authorized or licensed.

•
Trade secrets – include valuable information that creates a competitive advantage for Novavax by being kept confidential. Examples include information about customers, research and development data, and financial, planning, marketing or strategic information. Employees should treat trade secrets as confidential information and safeguard them from unauthorized disclosure or use.

Novavax respects the intellectual property rights of others. Unauthorized use of the intellectual property rights of others may expose Novavax to civil lawsuits and damages. Therefore, do not use the patents, copyrights, trademarks, trade secrets or other intellectual property of third parties without first ensuring that Novavax has obtained permission to do so, whether pursuant to a license or otherwise.

Ideas, inventions, discoveries and improvements conceived, created, developed or reduced to practice in the course of your employment or association with Novavax are the property of Novavax. If you believe that you have created something new, you have an obligation to notify the Company.

8. Insider Trading

Standard: We will not trade Novavax shares when in possession of material non-public information.

Novavax is proud when our employees choose to invest in the Company. Personal investment is an effective way to align the interests of employees with the interests of our shareholders.

When buying or selling Company shares, all employees, directors, officers and other “insiders” should be mindful of the legal and policy limitations on trading. Set forth below is a brief summary of the legal requirements and Company policies with respect to insider trading. For more detailed information regarding our insider trading policies, see our Insider Trading Policy (# 115).

What Are the Limitations on Trading?

Applicable law and Company policy forbid employees from both trading in Company securities while aware of, and disclosing or “tipping”, material non-public information about the Company. These regulations apply not only to employees, officers and directors, but also to agents of Novavax, internal and external consultants to the Company, family members, and any outsiders who are designated as “insiders” because they have access to material non-public information concerning Novavax, as well as any person who has satisfied the definition of “insider” for the six months preceding any subject transaction. These insider trading restrictions also may apply to the shares of companies negotiating, competing, doing business or seeking to do business with Novavax about which you may have material non-public information.  In addition to raising ethical considerations, any such trading subjects the users to legal risks, including civil and criminal penalties. It could also prove embarrassing and harmful to Novavax.

This policy applies to all transactions (including, without limitation, any purchase, sale or other disposition) by “insiders” – defined below – and those tipped by insiders and others. Transactions that may be necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure, are no exception. Even the appearance of an improper transaction must be avoided to protect the Company’s reputation for adhering to the highest standards of conduct.

What is “Material Non-Public Information”?

Information is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder, or if disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about Novavax. The “materiality” of the information must be viewed in light of the impact the information could have on the Company as a whole. While it may be difficult under this definition to determine whether any particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include, but are not limited to:

•	financial results for the quarter or year
•	financial forecasts and budgets
•	possible mergers, acquisitions, joint ventures or business development transactions
•	gain or loss of a substantial customer, supplier or contract
•	major financing developments
•	major personnel changes
•	major patent or product developments
•	major litigation developments
•	information and results regarding pre-clinical & clinical trials
•	inventions & discoveries, whether patentable or not

Either positive or negative information may be material. Information that is likely to affect the price of securities is almost always material.

Information is considered to be non-public unless it has been effectively disclosed to the public by widespread dissemination through major newswire services, national news services and financial news services, or public filings with the SEC and Novavax press releases. A speech to a small audience, a television or radio appearance, or publication of an article in a limited circulation magazine do not constitute effective disclosure.

For information to be considered public, it must not only be disclosed publicly, but adequate time must have passed for the market as a whole to assess the information. For the purposes of Company policy, information is not considered public until twenty-four (24) hours after Novavax discloses it.
If material non-public information is inadvertently disclosed by any Novavax insider, no matter what the circumstances, the person making or discovering such disclosure should immediately report the facts of such disclosure to the Company’s CFO.

Additional Requirements for “Insiders”

An “insider” is a person who possesses, or has access to, material information concerning Novavax that is non-public. The people who are most likely to be in receipt of “material non-public information” and therefore constitute insiders, include members of Novavax’s board of directors, our executive officers and certain other corporate employees; all insiders are required to comply with the Code and the Company’s policy on Avoidance of Insider Trading. In essence, the policy prohibits the trading of Novavax shares during those periods of time where “material non-public information” is most likely to be circulating.

Remember, a person can be an insider for a limited time, even though he or she is not an officer or director, because the person possesses or has access to material non-public information. For example, an advisor to Novavax who knows that a large contract has just been received or that an acquisition is about to occur may be an insider with respect to such information until the news has been fully disclosed to the public.

If you have any questions at all about the trading of Novavax shares, please contact the Company’s CFO, who has been designated as Novavax’s insider trading compliance official with respect to its policy on Avoidance of Insider Trading and as a matter of corporate policy announces the opening and closing of the trading window of Novavax shares.

Question:  What if an insider has material non-public information about Novavax?

Answer:  When any Novavax insider knows material information about the Company that has not been made public, they are prohibited from three activities:

•      trading in Novavax’s securities for their own account or for the account of another (including any trust of which they are a trustee);

•      having anyone else trade for them in Novavax’s securities; and

•      disclosing the information to anyone else who might then trade or in turn “tip” another person who trades.

Neither the insiders nor anyone acting on their behalf nor anyone who learns the information from them can trade. This prohibition continues whenever and for as long as the information continues to be material and non-public.  This prohibition extends not just to securities of Novavax but also to those of other companies with which we are involved.

9. Political and Government Activities

Standard:  We will not seek to influence any political or governmental process in an inappropriate manner.

Political Activities

Novavax encourages employees to be involved personally in political affairs by voting, volunteering time or contributing money to candidates of your own choosing. These decisions and choices are personal and so any donation of time, money or other resources must also be personal and in no way affiliated with Novavax. Do not give the impression that you are speaking on behalf or representing Novavax while personally involved in the political process.

Volunteer work for political campaigns must not be done on Company time, and Novavax funds or assets must not be contributed to any political party, candidate or campaign except in compliance with law. Similarly, Novavax’s name may not be used in conjunction with any political issue.

Government Relations and Lobbying

Novavax will deal with all government agencies in a direct, open and honest manner.

Any contact with government personnel for the purpose of influencing legislation or rule-making, including such activity in connection with marketing or procurement matters, is considered lobbying. Some laws also define lobbying even more broadly to include our normal marketing activities. If your job responsibility is to make marketing contacts on behalf of Novavax, you are responsible for knowing and adhering to all the relevant lobbying laws and associated gift laws, if applicable, and for compliance with all reporting requirements.

You must obtain the prior written approval from the CEO to lobby or authorize anyone else (for example, a consultant or agent) to lobby on Novavax’s behalf. A copy of this written approval must be forwarded to the CFO and Chief Legal Officer.

10. Personal Conduct

Standard:  We will show genuine concern and respect for other people and treat one another with understanding and appreciation.

Novavax believes that our business success is directly related to our philosophy of ensuring that everyone with whom we interact is treated with respect. We have an ongoing goal to provide a work environment that is free from discrimination and where all employees are provided with the opportunity to realize their fullest potential.

Novavax also believes that equality of opportunity and fairness of treatment for all individuals are basic human values. In commitment to that belief, Novavax stresses its fundamental value of “respect the individual,” which entails treating people as individuals with the same understanding and appreciation that we seek for ourselves. We value the diversity of our employees and encourage their diversity of thoughts, ideas and opinions. As a Novavax employee, you should treat people the way that you want to be treated.

To assist us in creating a great work environment, we have adopted a number of human resources policies, some of which are outlined below. To obtain a copy of any of these policies, ask a question, or voice a concern about discrimination in the workplace, please contact a member of our Human Resources department.

Equal Employment Opportunity

In order to provide equal employment and advancement opportunities to all individuals, employment decisions at Novavax will be based on merit, qualifications, and abilities. We conduct business with respect for all people and provide equal employment opportunities without regard to differences or similarities.

No Discrimination

Novavax does not discriminate on the basis of race, color, national origin, political or religious affiliation, sex, sexual orientation, age, marital status, family relationship, disability, or any other characteristic protected by law.

No Harassment

Sexual and other types of harassment are a form of discrimination prohibited by law and Novavax’s policies. Any appearance or intent to commit sexual or other harassment in the workplace, whether physical or verbal, committed by any manager, co-worker or third-party over whom we have control, such as vendors, clients or customers, is strictly prohibited. Our policy also prohibits conduct that, although perhaps not unwelcome to the participants, creates an intimidating, hostile or offensive environment for others who observe the conduct. In addition, Novavax strictly prohibits reprisals or retaliation against anyone who raises a business practice, ethical or legal issue, files a complaint of harassment or cooperates in the investigation of such an issue.

Disability Accommodations

Novavax is committed to complying with the Americans with Disabilities Act and other applicable laws, and ensuring equal opportunity in employment for qualified persons with disabilities. All employment practices and activities are conducted on a non-discriminatory basis. We will make reasonable accommodations for qualified individuals with known disabilities unless doing so would result in a hardship for Novavax.

Question:  A member of my team often makes disparaging remarks about other team members, in particular one who suffers from a physical disability. She does not believe this it is a problem because she never makes the remarks in the person’s presence, but I have to work with her on a daily basis and I find it offensive. What should I do?

Answer:  Every member of your team deserves respect. The preferred course of action is to clearly tell the co-worker that you find the remarks offensive and ask her to stop. Novavax considers such remarks inappropriate for our professional work environment. If she does not cease the conduct, you can ask a member of management to take appropriate action.

Safe Workplace

Every employee is responsible for, and shares in the benefits of, a safe and healthy workplace. You have an obligation to follow the rules of conduct and practices regarding a safe and healthy work environment.

All employees, including supervisors and temporary employees, should be treated with courtesy and respect at all times. Employees are expected to refrain from fighting, “horseplay,” or other conduct that may be dangerous to others. Firearms, explosives, and other dangerous, hazardous or illegal devices and substances are prohibited on the premises of Novavax.

Conduct by a Novavax employee that threatens, intimidates, or coerces another will not be tolerated. This prohibition includes all acts of harassment, including harassment that is based on an individual’s sex, race, age, or any characteristic protected by law.

All threats of (or actual) violence, both direct and indirect, should be reported as soon as possible to your immediate supervisor or any other member of management. This includes threats by employees, as well as threats by customers, vendors, solicitors, or other members of the public. In addition, only authorized visitors are allowed in the workplace and solicitation is prohibited – all suspicious individuals or activities on or near the workplace should be reported as soon as possible. Do not place yourself in peril. If you see or hear a commotion or disturbance near your workstation, do not try to intercede or see what is happening.

Novavax will promptly and thoroughly investigate all reports of threats of (or actual) violence and of suspicious individuals or activities. Anyone determined to be responsible for actual or threatened violence or other conduct that is in violation of these guidelines will be subject to prompt disciplinary action, up to and including termination.

Drug-Free Workplace

Novavax is committed to maintaining a drug-free workplace. Employees who use illegal drugs may be subject to disciplinary action, up to and including termination.

Human Trafficking

Neither Novavax nor the Government will countenance human trafficking. No employee, or subcontractor or subcontractor employee involved in the performance of a federal contract, shall: (1) procure a commercial sex act involving an adult or child; (b) recruit, harbor, transport, provide, or obtain a person for labor or services through the use of force, fraud, or coercion; (c) violate a specific United States directive regarding trafficking in persons, including general orders or listings of “off-limits” establishments; or (d) use forced labor in the performance of a contract.

* * * * *

For further discussion with respect to employee conduct and work rules, including our policies regarding drug and alcohol use, sexual and other unlawful harassment and employee conduct, refer to Novavax’s Employee Handbook.

11. Fair Competition

Standard: We will uphold the ideals of free and competitive enterprise.

Novavax expects openness, honesty and courtesy from all employees in their business dealings. Every employee must act ethically and with respect for others, and endeavor to deal fairly and honestly with the Company’s customers, vendors, partners and competitors.

Each employee is also responsible for creating and sustaining a pleasant, secure and productive working environment. No employee should take unfair advantage of anyone through manipulation, concealment, abuse or disclosure of privileged information, misrepresentation or any other unfair dealing practice.

Novavax also abides by and adheres to fair competition standards that are a matter of law in virtually every jurisdiction in which we conduct business. Novavax expects employees to act in accordance with such standards, which include compliance with:

•	all antitrust rules and regulations, including rules against agreements or understandings between Novavax and its competitors that affect the process, terms or conditions of sale;

•	prohibitions against unfair methods of competition and unfair and deceptive acts or practices in commerce;

•
all foreign corrupt practices laws, including those making illegal any offer, payment, promise to pay or authorization to pay any money, gift or anything of value to foreign officials, political parties or candidates for improper purposes; and

•	laws governing trade, boycotts, customs, embargoes and export controls.

These standards mean that, among other things, you may not:

•	agree with a competitor to fix prices or share pricing information;

•	illegally favor one customer over another; or

•	attend trade association meetings held for improper purposes, such as to discuss setting prices or allocating markets or territories among competitors.

Question:  If I do not talk about specific price levels, can I agree with a competitor not to engage in a price war?

Answer:  No. Any agreement between competitors that directly relates to the prices they charge is a violation of fair competition laws, regardless of whether specific prices are a part of the agreement.

Sales and Marketing Practices

Standard:  We will conduct sales and marketing activities in accordance with Novavax’s Core
Values, policies and the law.

Every employee must preserve Novavax’s reputation as a leading company whose products and services are desired for their quality and value and whose people are respected for their integrity and high performance. The long-term success of Novavax and each of us depends on our ability to build long-term trusting relationships with our customers.

When communicating with customers or potential customers you should always honestly and accurately describe the features of Novavax’s products and services. All literature and public statements must be true and you may not misstate facts or create misleading impressions. Also, you must not unfairly criticize or denigrate a competitor’s products or services. You must only use another party’s confidential information for the purposes that the information was provided to us  and even then only with their consent. Importantly, all safety and adverse events should be reported to the Company in a timely manner so that the Company can remain in compliance with all FDA guidelines.

Stricter and more specific rules generally apply when Novavax is doing business with governmental agencies and officials. There are many laws and specific agency regulations governing our relationships with local, state and federal governments. Those of you who work with governmental officials at any level must ensure that you understand and follow the laws, regulations and policies that apply to those relationships.

Because of the sensitive nature of these relationships, you should also always talk to your supervisor or manager before offering gifts or incentives of any nature to any government or other public sector employees. In particular, no employee may offer, make or authorize any payment of money or anything of value, directly or indirectly, to:

•	illegally influence the judgment or conduct, or ensure a desired outcome or action, of any individual, customer, company or company representative;

•	win or retain business, or influence any act or decision of any government official, political party, candidate for political office or official of a public or international organization; or

•	gain an improper advantage.

Competitive Information

Standard:  We will not collect information on our competitors through inappropriate means.

In any competitive business, information is valuable and it is useful to us to learn more about our competitors, vendors and customers. However, we must be ethical about how we acquire that information and must not improperly seek information about our competitors or their products and services.

When collecting information, our actions must be honest and fair and within the law. Do not request or use information that violates laws regulating:

•	fair competition,

•	antitrust policies,

•	proprietary information and data, and

•	confidential relationships between employees and employers.

Examples of appropriate sources of competitive information include:

•	tradeshows and medical conferences

•	literature searches

•	discussions with customers

•	competitive brochures and other widely distributed information

•	market data

12. Environment, Health and Safety

Standard:  We will operate our business in a safe and healthy manner, we will respect the environment, and we will use our natural resources responsibly.

As embodied in our Core Values, Novavax believes that the continued protection of our personnel and the implementation of sound environmental practices are crucial to accomplishing our strategic goals.

In support of these beliefs Novavax strives to:

•	provide and maintain facilities and operations where health and safety are promoted and hazards are controlled;

•	manage facilities and operations such that their potential impacts on the environment are controlled and minimized;

•	comply with applicable environmental, health and safety legal requirements; and

•	provide environmental, health and safety training and education for all Novavax employees as appropriate.

Sound environmental, health and safety management and performance are the responsibility of everyone at Novavax. Individually and collectively we should work together to build programs and to achieve performance in environmental, health and safety matters that serve as a positive example for other organizations.

Remember, promptly report any environmental issues or violations of environmental, health and safety rules, regulations and practices, and report accidents, injuries and unsafe equipment, practices or conditions, to your supervisor, facility safety officer or the Company’s Human Resources department.

13. Compliance with Laws

Standard: We will comply with all applicable laws and regulations in the jurisdictions in which we operate.

Obeying the law, both in letter and spirit, is one of the foundations on which the Company’s ethical standards are built. All employees must respect and obey the laws, rules and regulations of the jurisdictions in which the Company operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, Human Resources, or a member of the executive management team.

Failure to comply with applicable laws, rules and regulations, as well as our legal and ethical standards, can have severe consequences for both the individuals involved and the Company, including damaging Novavax’s name, trade and customer relationships, market value and business opportunities. It is our policy to prevent the occurrence of both illegal and unethical behavior, to halt any such behavior that may occur as soon as reasonably practicable after its discovery, and to discipline those who engage in such behavior, including those individuals who fail to exercise appropriate supervision and oversight, thereby permitting such behavior by their subordinates to go undetected.

Violations can subject the perpetrators to prosecution, fines and/or imprisonment. Novavax also may be subject to prosecution, fines and other penalties, including criminal penalties. Employees also could be subject to discipline at work, including termination of employment.

There are many laws and regulations governing the conduct of government contractors, and some of the most important are summarized here.

Bribes

No Novavax employee can give, or cause to be given, any money, gift, gratuity, or anything of value to any public official (federal, state, local, or foreign), in return for favorable treatment. The term “public official” means, broadly, any person acting on behalf of any government or government agency in an official function, including not only government employees but all members of the military and, in fact, anyone in a position of public trust, with government responsibilities.

Gratuities

Federal, state, and local employees are prohibited from accepting, and Novavax employees are prohibited from offering, any gratuities, which can be entertainment, meals, gifts, or other things of value.  While a bribe is something offered with intent to influence, gratuities are prohibited regardless of your intent in offering them, and even if you have a personal or social relationship with the government employee.

The only exception to this general rule is that you can offer the following inexpensive items to government employees: (1) social courtesies, such as coffee, soft drinks, doughnuts, and refreshments, as long as these are not part of a meal; (2) promotional items of nominal value, such as pens, mugs, and the like; and (3) presentation items, such as plaques, certificates, and trophies.  The value of any single gift can never exceed $20, and the total value of all gifts offered to one person – from one or more Novavax employee – can never exceed $50 over a one-year period.

Thus, while extending business courtesies is often part of building business relationships, offering such a courtesy to a government employee or their family members may violate the law.  Any Novavax employee who deals with a government agency is expected to know and abide by all applicable guidelines and to exercise good judgment in evaluating his or her actions.  Unless a proposed gift is clearly permissible under applicable laws and regulations, assume the gift is prohibited.  If you have any questions, ask.

Kickbacks

Novavax prohibits its employees, officers, agents, and anyone acting on its behalf from offering, providing, soliciting, or receiving kickbacks.  A “kickback” is money, fees, commissions, gifts, or anything of value given by a subcontractor, vendor, or supplier for the purpose of obtaining award of a contract or favorable treatment under a contract.  In addition, federal law and Novavax policy prohibits including, even indirectly, the amount of any kickback in the contract price charged to the Government or to any higher-tier contractor.

Prohibited Payment to Foreign Officials

The Foreign Corrupt Practices Act prohibits giving, or offering to give, money or anything of value to foreign public officials, political parties, party officials, candidates for offices, and employees of certain public international organizations, in return for obtaining or maintaining business or gaining a competitive advantage.

Revolving Door – Discussing Employment with Government Employees

You may not discuss potential employment with Novavax with any current government employee, including members of the armed forces, without first obtaining written approval from Human Resources or the CEO.  You also would be doing a disservice to the government employee, as the law may require the government employee to disclose the contact and take certain steps to prevent preferential treatment.  If a government employee initiates a contact with you concerning future employment, do not respond, but report the contact immediately to Human Resources.

Government employees, including members of the armed forces, who do business with or who have been in a position to affect Novavax, cannot accept compensation from, or employment with, Novavax for periods after termination of their government employment that depend on the circumstances. If you become aware that Novavax has hired, or is considering hiring, such a government employee, please notify Human Resources.

Procurement Information

Novavax prohibits its employees, or anyone acting on its behalf, from knowingly obtaining another company’s bid and proposal information, or source selection information of any kind, before award of a contract.

“Bid or proposal information” is information submitted to any government agency in connection with a quote, offer, bid or proposal that relates to cost or pricing, indirect costs, direct labor rates, proprietary information about manufacturing processes, operations, or techniques, or any other information so marked by the bidder/offeror.

“Source selection information” is information not previously disclosed that is prepared for use by a government agency in evaluating bids or proposals.  It includes bid prices, proposed costs, source selection plans, technical evaluation plans, technical or cost/price evaluations, competitive range information, rankings of bidders/offerors, reports and evaluations of source selection panels, and any other information marked as “source selection information.”

If you are involved in seeking government contracts, you must understand these laws and regulations.  If you have any questions, contact Human Resources.  Further, if you are aware of any violation of these prohibitions, immediately contact your supervisor, Human Resources, or a Compliance Official.

Commissions, Percentages and Contingent Fees

Novavax prohibits the solicitation or payment of a commission or fee to any outside party that is not an established commercial selling agency retained by Novavax, when payment of the commission is contingent on obtaining a government contract.  You must obtain prior written approval from the CEO before offering or paying any commission to any outside party.

Products

No employee may knowingly misrepresent the condition or status of products being prepared for inspection, testing, or delivery.

Classified Materials and Facilities

Government classified materials will be maintained in accordance with the law governing these materials, and any employee with a government security clearance will safeguard classified material in accordance with the regulations governing such material.

Export Laws

Novavax will comply with all laws and regulations governing export or import of commodities and technical data, and it will obtain export licenses and other government approvals as required prior to exporting controlled products and technology. Failure to comply with these laws could not only result in civil or criminal penalties but also result in the loss or restriction of Novavax’s ability to export or import. If you have any questions about export or import controls, ask your supervisor.

Boycott Requests

Novavax will comply with laws prohibiting U.S. companies from participating in or cooperating with restrictive trade practices or economic boycotts imposed by other nations, such as the Arab League’s boycott of Israel.  Any request for a contractual or other restriction that may be part of a boycott must be referred to the CEO.

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For information on how to report suspect activity or violations, see “What You Can Do If You Have A Concern About Business Practices” on page 5.

14. Accuracy of Books, Records and Accounts

Standard: We will reflect our business accurately in our records.

Record and Integrity

Novavax has a responsibility to ensure that its records are accurate when produced for auditing or investigation.  We also are required by law to retain certain records and follow certain rules in managing them.  “Records” can include information in either written or electronic form.  Altering or concealing documents can result in civil and criminal liability for Novavax and for the employees responsible.  You must follow Novavax’s records retention policies.  You may not falsify or destroy records to hide non-compliance or falsely demonstrate compliance with laws, regulations, or contract requirements. Time records and other charges must accurately reflect actual time worked.

Accurate Billing Practices

In government contracts, subcontracts, or grants, only costs properly chargeable to the contract or grant can be billed to the Government.  You must take care to avoid cross-charging costs between contracts, charging direct costs as indirect costs, or any other mischarging of costs.  You are responsible for diligently and accurately recording your time.  If you have a question about how to charge your time, ask your supervisor or Human Resources. You must also correctly identify the nature of all your expenses so that they can be correctly characterized as “allowable” or “unallowable” costs in accordance with government accounting rules.

Accurate Information for Investors

Further, as a publicly traded company, all employees have a responsibility to ensure that the Company provides the investing public with information that reflects the Company’s business transactions. Therefore, all of our public disclosures that are filed with government agencies or communicated to the public must be complete, fair, accurate, timely and understandable. In addition, they must be prepared, reported and maintained in accordance with all applicable laws and accounting standards. This obligation applies to all employees, including all executives, with any responsibility for preparing such reports, including drafting, reviewing, and signing or certifying the information they contain. The Company must communicate to the extent required by government agencies about its operations, without compromising proprietary and confidential information.

You may be called upon to provide information to finance, members of management and/or the Company’s financial auditors or consultants to ensure that the Company’s financial reports are accurate, complete and reliable. Novavax expects that all employees will take this responsibility seriously and provide prompt and accurate answers to inquiries related to our public reports and disclosure documents.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Management is responsible for assessing the effectiveness of our internal control over financial reporting. In making this assessment, management uses the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Management is responsible for developing and maintaining corporate financial policies and procedures to support its internal control environment. All employees must comply with corporate financial policies.

Additionally, management bears responsibility for promoting integrity throughout the Company, with responsibilities to stakeholders both inside and outside Novavax. Management has a responsibility to adhere to these policies and procedures themselves and to ensure that a culture exists throughout Novavax as a whole that ensures the fair and timely reporting of the Company’s financial results and condition and maintains adequate internal control over financial reporting

The CEO and the CFO, along with all members of the Company’s finance department, are bound by the following financial code of ethics, and by accepting the Code, each of you agrees that you will:

•
provide information in accordance with generally accepted accounting principles (GAAP) that is accurate, complete, reliable, objective, relevant and timely for data and disclosures in reports and documents that Novavax files with, or submits to, government and regulatory authorities, internal management review and in other public communications;

•	to the best of your knowledge, conduct business in compliance with the laws, rules and regulations of applicable governments, and other appropriate private and public regulatory agencies;

•	act in good faith, responsibly, with due care, competence and diligence, and without allowing one’s independent judgment to be subordinated in the execution of your financial duties;

•
respect the confidentiality of information acquired in the course of your work except when authorized or otherwise legally obligated to disclose, and do not use confidential information for personal advantage;

•	to the extent estimates and accruals are necessary in Company reports and records, ensure they are based on good faith judgment and supported by appropriate documentation.

•	never falsify any document, distort the true nature of any transaction or manipulate financial accounts, records or reports, whether that of Novavax, a customer, a partner or other third-party;

•	include supporting documentation for all transactions;

•	cooperate with any investigations or inquiries into the accuracy and timeliness of financial records;

•
promptly report to the CFO or Chairman of the Audit Committee any material information of which you may become aware that affects the disclosures made by the Company in our public filings, or that concerns either deficiencies in the design or operation of internal control which could adversely affect Novavax’s ability to record, process, summarize and report financial data, material weaknesses in internal controls, or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls; and

•
promptly report to the Chairman of the Audit Committee of the Board (in the case of the CEO or the CFO) or to your supervisor  (in the case of other employees with financial reporting responsibilities) any activity that the individual believes to be a violation of law, business ethics or of any provisions of this Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violations of this policy will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.If you become aware of any action related to record-keeping, accounting or financial reporting that you believe may be improper, you must immediately tell the Company (see page 6). This can be done through any of the channels identified in this Code.

Question:   I do not have the time to check all of the invoices and expense reports that come across my desk. Surely, it is the responsibility of the individual who prepared them or the employee who submitted them to me to make sure that they are correct. Am I right in my assumption?

Answer:  No. Accurate records are everyone’s responsibility. If you are approving an invoice or expense report, you are responsible for its accuracy.

15. Disclosure Policies And Communication With Outside Parties

Standard:  We will protect the Company’s reputation by allowing the Company’s designated individuals to deal with inquiries from analysts, the media and current or potential investors.

Media and Investment Community

What is said or written about the Company obviously has an impact on Novavax’s reputation. We place great importance on maintaining effective relationships with the news media, analysts and investment community. To be consistent with our beliefs, we try to maintain the Company’s credibility by providing information to our audiences in accordance with disclosure policies and in a timely, accurate and non-discriminating manner.

As such, all communications with the news media and members of the investment community, including analysts and investment bankers, should be handled or coordinated by the Company’s Investor Relations department, our CEO or CFO.

Questions about legal matters should be referred to our Chief Legal Officer; questions about employees or former employees, including requests for references and related personnel information, should be referred to Human Resources.

Question:  I received a call from a reporter who is looking for information that is within the scope of my job. What should I do?

Answer:  The prudent course of action in this case is to redirect the reporter to the Company’s Investor Relations department, CEO or CFO.

Our Investors

We are required under U.S. federal securities laws to provide our shareholders and the public with periodic disclosure regarding our business and financial condition (such as quarterly and annual reports and materials for our annual stockholders meeting). We provide additional disclosures through our quarterly earnings calls and press releases. All Novavax employees who participate in the preparation or dissemination of these disclosures, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete and timely.

We have developed disclosure controls and procedures that are designed to ensure that all public disclosures are accurate, complete and timely. If you become aware that our public disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to your supervisor or manager, our CFO or the appropriate Compliance Official.

16. Administration of this Code

Distribution, Availability and Revisions

All Novavax employees will receive a copy of this Code at the time they join the Company and will receive periodic updates.

A copy of this Code will be made publicly available in compliance with law and is available on the Company’s internet and intranet sites.

Approvals and Waivers

As described in this Code, certain persons at the Company must review and approve in writing any circumstance requiring special permission. Copies of these approvals will be maintained by the Company and made available to auditors or investigators.

Waivers of any provision of this Code for directors and executive officers must be approved by our Audit Committee and will be disclosed promptly in accordance with law.

Given the important position of trust and authority that they occupy, our CEO and CFO (collectively, the “Financial Executives”) should act extremely cautiously in interpreting and applying this Code. Financial Executives should consult with the Chairman of the Audit Committee with respect to any proposed actions or arrangements that are not clearly consistent with the Code. In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the Code, the Financial Executive must obtain a waiver of the relevant Code provisions in advance from our Audit Committee.

The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on Novavax with respect to our Financial Executives’ compliance with the Code. In accordance with these requirements, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code granted by our Audit Committee to any Financial Executive. Violations of the Code by our Financial Executives may also be immediately reported on Form 8-K.

Signature and Acknowledgement

All employees must sign the Novavax Personal Pledge set forth at the end of this Code, confirming that they have read this Code and understand its provisions. Failure to read the Code or to sign the pledge, however, does not excuse an employee from the duty to comply with its terms.

This Code may be revised, changed or amended at any time by our Board. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of the Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code and that you agree to comply with its provisions.

Ongoing Review of Compliance

We require all Novavax employees, officers and directors to comply with this Code. As noted above, upon your receipt of this Code, and also from time to time as we deem to be necessary, we will require you to sign an acknowledgement confirming that you have read and understood the Code and agree to comply with its provisions. We reserve the right to monitor your continuing compliance with the provisions of this Code and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, as described more fully in the following sections.

Investigations and Disciplinary Actions

Novavax expects that its employees will bring to the attention of their supervisors or one of our Compliance Officials (or any people that such officers designate) information about suspected violations of this Code. If you have information about suspected improper accounting or auditing matters, or have information about suspected violations of this Code involving any of our Compliance Officers, you may also bring such information to the attention of a member of our Audit Committee. To contact our Audit Committee or to submit a report to them, please contact our CFO or Michael McManus, Chairman of our Audit Committee, who will make sure that your information is conveyed to the Audit Committee.

If you are not comfortable revealing your identity when making a report, you can also make an anonymous report as discussed in the “What You Can Do If You Have A Concern About Business Practices” section of this Code (see page 5).

You should feel safe in reporting this information, without regard to the identity or position of the suspected offender. Complaints and requests for information will be handled promptly, discreetly and professionally. Discussions and inquiries will be kept in strict confidence to the extent appropriate or permitted by policy or law. If the employee desires, he or she can be informed of any follow-up action implemented by the Company.

Novavax will not take, and will not permit others under our control to take, any acts of retribution or retaliation against you for making a report.

Retaliation in any form against anyone who reports a violation of this Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or who assists in the investigation of a reported violation is itself a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. For both criminal activity and other violations of this Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

Investigations will be conducted by and under the supervision of Novavax’s CEO, CFO, Human Resources, the Chairman of the Audit Committee or their designee depending on the issue, as they deem appropriate. It is imperative that employees who make reports and persons to whom such reports are made do not conduct their own preliminary investigations unless authorized to do so by our CEO. You are expected to cooperate in the investigation of reported violations to the extent possible.

You should be aware that our CEO and CFO are legally obligated to act in the best interests of Novavax as a company. They do not act as personal representatives for any individual Novavax employee, including members of our senior management team. Our Chief Legal Officer is also legally obligated to act in the best interests of Novavax as a company and may not act as a lawyer for any individual Novavax employee or Director. Our Board has ultimate responsibility for final interpretation of this Code and for determining whether any violations of this Code have occurred.

Novavax will investigate any matter reported and may take appropriate corrective and disciplinary actions, if, in our good faith discretion, it is determined that a violation has occurred.  Disciplinary actions may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase or bonus, suspension without pay or termination of employment. We may also seek civil remedies or refer criminal misconduct to law enforcement agencies.

Among other things, individuals may be disciplined for:

•	committing, authorizing or directing an illegal act or violation of this Code;

•	failing to exercise proper compliance oversight or tolerating illegal conduct, if acting as a supervisor.

•	failing to report illegal or improper conduct of which he or she directly knows or observes.

•
refusing to cooperate with an investigation, including deliberately withholding relevant information or knowingly providing false information concerning a violation of this Code or applicable laws and regulations.

•	discouraging another individual from reporting a violation of law or this Code.

•	retaliating against or condoning retaliation against an individual who reports a violation or assists in an investigation of a suspected violation.

Important Disclaimers

This Code reflects general principles to guide you in making ethical decisions and cannot, and is not intended to address every specific situation in which we may find it appropriate to take disciplinary action. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise that your employment will not be terminated except for cause.

17. Novavax Personal Pledge
As an employee of Novavax or one of its subsidiaries, we all share the responsibility to maintain the Company’s reputation. Therefore, it is critical that all employees not only read and understand the Company’s Code of Business Conduct and Ethics but also formally acknowledge their commitment to abide by the Code. Accordingly, as a Novavax person I acknowledge:

•	I have received a copy of Novavax’s Code of Business Conduct and Ethics (the “Code”);

•	I have read, understand and will act consistent with the Code and any of its future revisions;

•	If I have questions regarding the content or interpretation of the Code, I will bring them to the attention of my supervisor; and

•	If I observe or suspect a violation of the Code or any business practice or legal or ethical standard, I will report it in accordance with this Code.

Employee Signature:	Date:

Employee Name: